Exhibit 99.3

PCT LTD Conveys Current Status of OTC QB Uplisting Efforts

PCT LTD ---Little River, SC --- May 4, 2021; PCT LTD (“PCTL” OTC Pink) reports that its application to have its common stock quoted on OTC Markets, “QB” level, has been declined due to OTC’s requirements for PCTL to complete all prior settlement agreement terms and clear all other potentially dilutive (“toxic”) debt.

The Company’s CEO, Gary Grieco, commented, “We learned OTC Markets declined to accept our application for quotation on its QB tier for ‘various reasons,’ primarily having to do with prior convertible debt and the incremental settlement of such.” Grieco further commented, “We managed to bring the Company out of the throes of some difficult debt and we will continue to replace that type of debt with our growing revenues from licensing, fluids sales, equipment sales and other financial resources, such as RB Capital.”

PCT LTD intends to continue as a current and reporting OCT Pink company as it prepares for a September 2021 re-application for the OTC:QB quotation.

About PCT LTD:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). The Company established entry into its target markets with commercially viable products in the United States and now continues to gain market share in the U.S. and U.K.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC. PCTL does not utilize social media, chatrooms or other online sources to disclose material information. The public should only rely on official press releases and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; the anticipated results of business contracts with regard to revenue; and any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Relations Contact
Andrew Barwicki
(516) 662-9461
andrew@barwicki.com
or
IR@para-con.com
www.para-con.com
www.pctcorphealth.com
Twitter: https://mobile.twitter.com/PCTL2021